Exhibit 10.1

TECHNOLOGY SERVICES AGREEMENT

This Technology Services Agreement (this “Agreement”) is made as of March 21, 2018 (the “Effective Date”), by and between ProximaX Limited, a Gibraltar private company limited by shares, with a place of business at E-6-3, BLOCK E PLAZA GLOMAC, NO. 6 JALAN SS 7/19, KELANA JAYA, 47301 PETALING JAYA, SELANGOR DARUL EHSAN, MALAYSIA. (“Customer”), and PeerStream, Inc., a Delaware corporation, with a principal place of business at 122 East 42nd Street, Suite 2600, New York, NY 10168 (“Provider”).

RECITALS

WHEREAS, Provider is engaged in the design and development of a media streaming and secure messaging protocol known as the “PeerStream Protocol” (the “Provider Protocol”);

WHEREAS, Customer is developing a protocol to enhance existing blockchain technology by integrating storage, streaming, consensus algorithms, and other features, known as “ProximaX” (the “Customer Protocol”); and

WHEREAS, the parties wish for Provider to provide certain development and related services to Customer to facilitate the implementation of the Provider Protocol into the Customer Protocol, according to the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS. The following terms will have the following meanings:

1.1.	“Affiliate” means, with respect to either party, any entity that controls, is controlled by, or is under common control with such party.

1.2.	“Background IP” means any IP Rights owned by a party prior to the Effective Date or acquired or developed by such party outside of the scope of this Agreement. For avoidance of doubt, Provider’s Background IP includes the Provider Protocol and its components.

1.3.	“Compensation” means cash, equity, cash equivalent, or equity equivalent compensation, as further specified in the applicable SOW.

1.4.	“Confidential Information” means any technical, financial, business or other information, whether in tangible or intangible form, that is either marked or designated as confidential or proprietary or that, due to the nature of the information or the circumstances of its disclosure, should be reasonably understood to be confidential. Confidential Information does not include any information that the receiving party can establish: (i) is or becomes generally known or available to the public through no fault of the receiving party; (ii) was known to the receiving party, without obligations of confidentiality, prior to receipt from the other party; (iv) was subsequently provided to the receiving party by a third party, without obligations of confidentiality; or (iii) was independently developed by the receiving party without reference to any Confidential Information of the other party.

1.5.	“Custom Development” means a custom Development created by Provider specifically to facilitate the implementation of the Provider Protocol with and into the Customer Protocol and which does not have general applicability for solutions other than the Provider Protocol.

1.6.	“Deliverables” means the deliverables set forth in each SOW.

1.7.	“Development” means any and all inventions, works of authorship, and other developments created by Provider in connection with the Services.

1.8.	“IP Rights” means any rights under copyright, patent, trade secret, or other intellectual property laws.

1.9.	“Retained Development” means any Development made by Provider that is either a derivative work of, or an improvement to, any of Provider’s Background IP, or that has general applicability for solutions other than the Provider Protocol.

1.10.	“Services” means the development, integration, or other services provided by Provider hereunder, as may be further described in the applicable SOW.

1.11.	“Specifications” means the technical specifications set forth in the applicable SOW.

1.12.	“SOW” means one or more statements of work executed by Customer and Provider, specifying in detail the Services to be provided by Provider and any applicable fees, timelines, and Deliverables. An initial SOW agreed to by the parties is attached hereto as Exhibit A.

2.	SCOPE OF SERVICES.

2.1.	Generally. Provider will provide the Services to Customer, and Customer will compensate Provider for such Services, on the terms and conditions set forth in this Agreement and the applicable SOW. Each party will provide all reasonable strategic, technical, and other cooperation to facilitate the timely completion of the Services. For the avoidance of doubt, it is hereby understood and agreed by the parties hereto that the Services to be provided by Provider to Customer under this Agreement (or any SOW attached hereto) shall not involve the assistance by Provider with the marketing and sale of the tokens in the ICO (as defined on Exhibit A), and that any and all such activities shall be conducted solely by Customer and the ICO Affiliates (as defined on Exhibit A).

2.2.	Project Manager. The parties shall each appoint a project manager to serve as the primary point of contact on each SOW and who has authorization to make any operational decisions required in connection with Provider’s provision of the Services.

2.3.	Changes. If Customer wishes to change the scope of any SOW, it will make a written request to Provider’s project manager. The parties will review the proposed change and determine the effect that the implementation of the change will have on price, schedule, and Deliverables. Upon completion of the review, any changes in price, schedule or other terms will be documented. No requested changes will be binding until agreed to in writing by both parties.

2.4.	Personnel. Provider will have the right to determine which of its employees, agents, representatives, or subcontractors will be assigned to perform Services under this Agreement.

3.	COMPENSATION.

3.1.	Compensation. Customer will pay Provider the applicable Compensation in accordance with the terms and conditions of the SOW.

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3.2.	Invoices; Payment. For any cash consideration, Provider will invoice Customer as set forth in the SOW. Customer will pay any invoiced amounts within 30 days from receipt of invoice. Any undisputed amount payable to Provider under this Agreement that is not paid within 30 days after receipt of invoice will bear interest at a rate equal to the lower of 1% per month, or the highest rate permitted by law.

3.3.	Taxes. All taxes will be separately itemized on each invoice, indicating the tax and the charges against which such tax was calculated. At Customer’s request, Provider will provide documentation supporting the collection of any expense, tax or duty, Provider’s right to collect it and proof that appropriate taxes were paid. In no event will Customer pay any taxes in respect of Provider’s net income or property.

4.	TERM; TERMINATION.

4.1.	Term. This Agreement commences on the Effective Date and, unless terminated by the parties in accordance with this Section 4, continues for the longer of one year or so long as an SOW remains in effect (the “Term”).

4.2.	Termination for Cause. Either party may, by delivery of written notice to the other party, terminate a particular SOW if: (a) the other party materially breaches its obligations under the SOW and fails to cure such breach within 30 days after receipt of written notice of same from the non-breaching party; or (b) the other party is adjudicated insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of its creditors, is adjudged bankrupt or becomes the subject of execution, dissolution, liquidation or bankruptcy proceedings, whether voluntarily or involuntarily. The termination of a single SOW will have no effect upon the parties’ respective obligations under any other SOW in effect under this Agreement.

4.3.	Effect. Termination or expiration of this Agreement will not affect any liabilities of the parties accruing during the Term. Sections 5 through 10 of this Agreement will survive any termination or expiration thereof.

4.4.	Retroactivity. The parties acknowledge that Provider began providing Services hereunder as of November 27, 2017 based on a mutual understanding with Customer, that this Agreement confirms and memorializes the understanding pursuant to which Provider has been providing services to Customer, and that any Services, Developments, Deliverables, and IP Rights provided or developed by Provider in connection with such prior Services will be equally governed by this Agreement as though provided or developed during the Term.

5.	INTELLECTUAL PROPERTY

5.1.	Background IP. Each party will retain ownership of its Background IP, and nothing in this Agreement will be deemed to grant any such ownership to the other party.

5.2.	Custom Developments. Subject to Customer’s payment of the Compensation: (i) Customer will own all right, title, and interest in and to the Custom Developments, including any IP Rights therein; and (ii) Provider hereby assigns, and will automatically assign, to Customer any right, title, or interest Provider may have in any Custom Developments, including any IP Rights therein.

5.3.	Retained Developments. Provider will retain all right, title, and interest in and to any Retained Developments, including any IP Rights therein. Customer hereby assigns, and will automatically assign, to Provider any right, title, or interest Customer may have in any Retained Developments, including any IP Rights therein.

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5.4.	Deliverables. Subject to Customer’s payment of the Compensation: (i) all Deliverables will be owned by Customer, subject to Provider’s retention of rights in any Provider Background IP and Retained Developments (collectively, “Provider IP”); and (ii) to the extent the Deliverables incorporate any Provider IP, Provider grants to Customer a non-exclusive, worldwide, perpetual, irrevocable, sub-licensable, transferable, royalty-free, fully-paid license to use, reproduce, create derivative works, perform and display the Provider IP as incorporated in the Deliverables. For avoidance of doubt, this license does not give Customer the right to reverse-engineer or otherwise separate any Provider IP from the Deliverables in which such Provider IP is incorporated.

5.5.	Further Assurances. Each party will perform all lawful acts reasonably requested by the other party in order to perfect, maintain, or evidence the rights and licenses set forth in this Section 5.

6.	CONFIDENTIALITY

6.1.	Protection. Each party shall protect the other’s Confidential Information from unauthorized use or disclosure using the same degree of care that it uses to protect its own confidential information, but in no event less than reasonable care. Neither party will use the other’s Confidential Information other than as necessary to fulfill its obligations or exercise its rights under this Agreement. Neither party shall disclose the other’s Confidential Information to third parties (except as required by law or to that party’s attorneys, accountants and other advisors as reasonably necessary). The receiving party may disclose Confidential Information of the disclosing party if required to be disclosed by law, provided the receiving party has promptly notified the disclosing party of such requirement and allowed the disclosing party a reasonable time to oppose such requirement.

6.2.	Survival; Return. The obligations of confidentiality hereunder with regards to any particular Confidential Information will survive for the greater of five years, or so long as such Confidential Information remains protected as a trade secret under applicable law. Each party will return all copies of the other party’s Confidential Information in its possession or control upon the reasonable request of the other party, except for (a) copies contained in backup media created in the ordinary course of business or (b) copies retained by legal counsel or as required by law. Any such retained copies will remain subject to the obligations of confidentiality set forth herein.

7.	WARRANTIES; DISCLAIMER

7.1.	Mutual Warranties. Each party represents and warrants that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and has full power and authority to enter into and perform its obligations and engage in the activities contemplated under this Agreement; (ii) its entry into this Agreement and performance hereunder does not and will not conflict with or violate any agreement or obligation it has to any third party; and (iii) it is and shall remain fully in compliance with all applicable laws, rules, and regulations.

7.2.	Customer Warranties and Covenants. Customer hereby represents and warrants to, and covenants with, Provider that:

(i)	either Customer or one or more of the ICO Affiliates (as defined on Exhibit A attached hereto) shall control, and shall be responsible for the content of, any and all statements made in any and all materials (including, without limitation, slide decks, power point presentations, “sizzle reels”, business plans and web site descriptions) that are prepared or provided to potential investors in connection with the ICO (as defined on Exhibit A attached hereto), including, without limitation, the white paper (the “White Paper”) with respect to the new “XPX” cryptocurrency (such cryptocurrency, the “Token”, and all of the aforementioned materials, the “Marketing Materials”);

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(ii)	to the extent that Provider makes any suggestions (or provides any advice) with respect to the content of the Marketing Materials, or provides any content to be inserted into the Marketing Materials, the decision as to whether or not (and to what extent) such suggestions, advice or content shall be incorporated into the Marketing Materials shall be made by Customer or the applicable ICO Affiliate, and not by Provider;

(iii)	neither Customer nor any of the ICO Affiliates is an “affiliate” of Provider (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended);

(iv)	Provider does not have any ability, whether by agreement, ownership of securities or otherwise, to control the business, properties or affairs of either Customer or any of the ICO Affiliates;

(v)	no executive officer of Provider or member of Provider’s Board of Directors currently serves, or has served within the past six (6) months, as an executive officer or member of the Board of Directors (or similar governing body) of Customer or any of the ICO Affiliates;

(vi)	Customer and the ICO Affiliates shall use their best efforts to ensure that residents of the United States do not purchase or otherwise acquire Tokens in the ICO, or that the marketing activities relating to the ICO do not target residents of the United States, which efforts shall include, without limitation, the engagement of reasonably appropriate third party verification services, and the verification of the physical and IP addresses of all of the participants in the ICO;

(vii)	neither Customer nor any of the ICO Affiliates, nor any affiliates of any of the foregoing, has taken any actions to solicit the purchase of the Tokens in the ICO by residents of the United States; and

(viii)	the statements to be set forth in the Marketing Materials, when used in connection with the marketing of the ICO, will be true, correct and complete in all material respects, including, without limitation, Sections 5.1, 5.2 and 5.3 of the White Paper (relating to the anticipated development roadmap for the Token for 2018, 2019 and subsequent periods), Section 5.5 of the White Paper (relating to ongoing projects), Section 6.1 of the White Paper (relating to the distribution of the Token) and Section 7 of the White Paper (relating to the use of funds to be received from the ICO), and will not contain any material misstatements or omissions.

7.3.	Provider Warranties. For a period of 90 days from performance or delivery, as applicable (the “Warranty Period”), Provider represents and warrants that the Services will be performed in a professional and workmanlike manner, and that the Deliverables will materially conform to the Specifications. Customer’s exclusive remedy, and Provider’s sole obligation, in the event of a breach of warranty during the Warranty Period, will be for Provider to promptly re-perform, repair, or replace the affected Service or Deliverable at no additional charge.

7.4.	DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH ABOVE, THE SERVICES AND DELIVERABLES ARE PROVIDED AS IS AND AS AVAILABLE AND PROVIDER MAKES NO WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT.

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8.	LIMITATION OF LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND REGARDLESS OF WHETHER A CLAIM ARISES OUT OF CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR: (A) SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST DATA, OR LOST BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING OUT OF CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY; OR (B) DAMAGES IN EXCESS OF THE AMOUNT OF COMPENSATION PAID BY CUSTOMER TO PROVIDER IN THE 12 MONTHS PRECEDING THE CLAIM. THIS SECTION WILL NOT LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.

9.	INDEMNITY

9.1.	Indemnity. Each party will indemnify, defend, and hold harmless the other party against any liabilities, costs, and expenses (including without limitation reasonable attorney’s fees) incurred in connection with any third party claims to the extent based on (i) a breach of the representations, warranties and covenants of such party contained in Section 7 of this Agreement; or (ii) an allegation that any products or materials provided by the indemnifying party infringe or misappropriate any third party IP Rights.

9.2.	Procedure. In the event of an Indemnified Claim, the party seeking indemnity will: (i) provide the other party prompt written notice of such claim, provided that no delay will affect the indemnifying party’s obligations except to the extent such delay was materially prejudicial to it); (ii) grant the indemnifying party the right to defend any such claim with its counsel of choice, provided that the indemnifying party will not settle such claim in any way that imposes any financial or other liabilities or obligations on the indemnified party, except with prior written consent of the indemnified party; and (iii) provide such assistance and information as the indemnifying party may reasonably require to settle or oppose such claims, at the indemnifying party’s expense. The indemnified party may participate in the defense or settlement of such claim at its own expense and with its own choice of counsel.

9.3.	Mitigation. In addition to Provider’s obligations under Section 9.1, if any Deliverable is held, or in Provider’s opinion is likely to be held, to infringe or misappropriate any third party’s IP Rights, Provider may, at its expense and option: (a) procure the right for Customer to continue using the Deliverable; or (b) replace the Deliverable with a non-infringing product materially conforming to the Specifications; or (c) modify the Deliverable to make it non-infringing while materially conforming to the Specifications. If none of the foregoing options are commercially feasible, Provider may terminate this Agreement and refund Customer any prepaid fees for such infringing Deliverable.

10.	GENERAL.

10.1.	Force Majeure. Neither party will be liable for any failure or delay in its performance hereunder to the extent due to any cause beyond its reasonable control, which may include natural disasters, acts of war, acts of God, earthquake, flood, fire, freezing or other casualty, embargo, riot, sabotage, governmental act, pervasive failure of the Internet, failure by telecommunications providers, terrorism and civil commotion. The non-affected party may terminate this Agreement if such cause prevents the other party’s performance for a period exceeding 60 days.

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10.2.	Independent Parties. The parties are independent contractors, and nothing in this Agreement will be deemed to create any partnership, joint venture, principal-agent or employer-employee relationship between the parties.

10.3.	Severability. If any provision in this Agreement is invalid or unenforceable, that provision will be construed, limited, modified or, if necessary, severed, to the extent necessary, to eliminate its invalidity or unenforceability, and the other provisions of this Agreement will remain in full force and effect.

10.4.	Assignment. Neither party may assign this Agreement, except to an Affiliate, without the other party’s prior written consent (which will not be unreasonably withheld). Any attempt to assign this Agreement in violation of this section, will be null and void. This Agreement will be binding upon the parties hereto and their heirs, successors, and assigns.

10.5.	Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in writing signed by a duly authorized representative of the waiving party, and no waiver of any past or present right arising from any breach or failure to perform shall be deemed to be a waiver of any future right arising under this Agreement.

10.6.	Governing Law. This Agreement is entered into and governed by the laws of the State of New York, without reference to conflict of laws principles. The parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in New York, New York to resolve any disputes arising in connection with this Agreement.

10.7.	Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be sent by one of the parties shall be delivered by hand, by overnight courier, by facsimile, or by registered mail, return receipt requested, to the address of the parties first set forth in this Agreement or to such other address of the parties designated in writing in accordance with this subparagraph. Notice will be deemed given when delivered by hand, the following day after being sent by overnight courier, when electronically confirmed after being sent by facsimile and three (3) business days after being sent by registered mail.

10.8.	Entire Agreement. This Agreement, together with all Exhibits hereto and any SOWs incorporated hereunder, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes and replaces any prior or contemporaneous agreements or understandings regarding such subject matter. The terms of this Agreement may be modified only by a writing that expressly references this Agreement and is executed by the parties.

10.9.	Execution; Counterparts. This Agreement may be executed in one or more counterparts (including electronic .pdf counterparts), each of which shall be deemed an original and all of which together shall constitute but one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the Effective Date.

PEERSTREAM, INC.		PROXIMAX LIMITED

By:	/s/ Alexander Harrington	By:	/s/ Kian Lon WONG
Name:	Alexander Harrington	Name:	Kian Lon WONG
Title:	CEO	Title:	Director

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Exhibit A

Statement of Work No. 1

Request #	Request Date	Target Delivery Date	Deliverable	Supporting Tasks
1	11/27/2017	12/04/2017	Establish initial Dev Team	● Introduction to client/establish Telegram group (Lon)
2	11/27/2017	12/11/2017	Architecture draft for Smartproof streaming and messaging layer	● Present first draft architecture to Lon and Alvin (Team lead) ● Approval to proceed with R&D with weekly updates
3	01/24/2018	03/31/2018	R&D and Code Development - Milestone #1 - Q2'18	● Defining dynamic data store structure and event bus. ● Architecting node ecosystem and routing layer. ● Implementing blockchain communication layer.
4	01/24/2018	06/31/2018	R&D and Code Development - Milestone #2 - Q3'18	● Developing node ecosystem and routing layer. ● Developing discovery ecosystem. ● Ensuring signal protocol compatibility to support Dapp requirements.
5	01/24/2018	09/31/2018	R&D and Code Development - Milestone #3 - Q4'18	● Establishing client side SDK/APIs. ● Developing commercial centralized nodes. ● Working on media delivery quality. ● Getting the first beta platform out publicly with bootstrapped set of nodes.

Target dates above are targets and estimates only. Customer acknowledges that any delays in providing necessary information or cooperation to Provider, or any changes in the scope or assumptions of the project, may result in unanticipated delays.

Compensation:

It is anticipated that Customer or its affiliates (the “ICO Affiliate”) will launch an initial coin offering of the new “XPX” cryptocurrency (the “ICO”), of which Customer or one of the ICO Affiliates will be the issuer. The ICO will either be consummated (a “Consummation”) or cancelled (a “Cancellation”), at the discretion of Customer or one or more of the ICO Affiliates, provided that the ICO will not be Cancelled if it is able to raise at least $30,000,000 USD.

All amounts listed herein are in USD, and may be measured in cash or in an equivalent value of cryptocurrencies (provided such cryptocurrencies are of a type that was accepted from subscribers in the ICO) based on the then-current exchange rate listed on coinmarketcap.com.

Provided the ICO is Consummated and raises at least $30,000,000, then:

1.	Customer will transfer, or ensure that the ICO Affiliate transfers, to Provider 2.4% of all initial XPX stakes on the date of the ICO Consummation, and will hold, or ensure that the ICO Affiliate holds, an additional 2% of all initial XPX stakes in reserve for payment for future services to be provided by Provider, as agreed upon by the parties from time to time; and

2.	Customer will also pay, or ensure that the ICO Affiliate pays, Provider:

●	$5,000,000 upon Consummation of the ICO;

●	$2,500,000 upon delivery of item 4 in the table above (R&D and Code Development - Milestone #2 - Q3'18); and

●	$2,500,000 upon delivery of item 5 in the table above (R&D and Code Development - Milestone #3 - Q4'18).

If either: (i) the ICO does not raise at least $30,000,000 USD, or (ii) the $5,000,000 payment listed above has not been made by June 1, 2018, then the parties will negotiate in good faith to agree on appropriate alternative compensation. If the parties are unable to agree on reasonable alternative compensation, Provider may terminate the Agreement and revoke the assignments and licenses made and granted to Customer under Sections 5.2 and 5.4 of the Agreement, in which case Customer will retain no ownership of or license to any Custom Developments, Deliverables, or Provider IP.

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